SECURITIES PLEDGE AGREEMENT (hereinafter, the “Pledge Agreement”), executed between

(a)	Banco Santander (México), S.A. de C.V., Institución de Banca Múltiple, Grupo Financiero Santander México (hereinafter, “Party A”),

(b)	Aeroinvest, S.A. de C.V. (hereinafter “Party B”),

(c)	Monex Casa de Bolsa S. A. de C.V., Monex Grupo Financiero, as executor (hereinafter, the “Executor”),

According to the following Representations and Clauses:

REPRESENTATIONS

I.	Each Party represents, that:
(a)	In the event of resulting Debtor of the Guarantee, it wishes to constitute securities pledge (the “Pledge”) over the Eligible Assets referred to by the Global Agreement to Grant Guarantees In Connection with Derivative Financial Instruments dated June 2nd 2015, (the “Guarantees Global Agreement”) in favor of the Creditor of the Guarantee (and, if the case may be, of the assignees of the Creditor of the Guarantee), in order to guarantee its derivative obligations from the Master Agreement for Derivative Financial Instruments dated June 2nd, 2015 (the “Master Agreement”), as well as the Transactions made under such agreement.

(b)	It is the rightful owner or has the legal power to dispose of all and any Eligible Asset that may be granted in Guarantee pursuant to this Pledge Agreement and, in its case such Eligible Asset is free and clear of any encumbrance and ownership limitation.

(c)	All Representations made in the Master Agreement and in the Guarantees Global Agreement are valid and are repeated in this Agreement as if they were literally inserted herein.

(d)	Their Attorney(s)-in-Fact that execute this Pledge Agreement, have sufficient powers to oblige it under the terms of this Pledge Agreement, and such powers have not been revoked or amended.

(e)	It wishes to execute this Pledge Agreement and grant the Eligible Assets described in Exhibit A, or those agreed upon by the Parties in writing (from time to time as the Eligible Assets are granted or released under the terms of this Pledge Agreement) in Pledge to guarantee the Guaranteed Obligations.

(f)	It wishes to designate the Executor to act as executor of the Pledge, pursuant to the terms of this Pledge Agreement.

(g)	It is fully aware and agrees that the Executor was not present at, nor does it know or requires to know the terms and conditions of the Master Agreement, the Global Agreement, the Guarantees Global Agreement or the Transaction, nor is obliged in any form under the terms and conditions of the same

II.	The Executor states through it(s) representative(s), that:

(a)	It is a brokerage firm duly organized and validly existing according to the Mexican laws, empowered to execute this Pledge Agreement and to fulfill its obligations under in its character as executor of the Pledge that is constituted according to this Pledge Agreement.

(b)	It does not require the consent or authorization of any individual, legal entity or any authority, to duly execute and fulfill this Pledge Agreement.

(c)	Its representative(s) have sufficient powers to execute this Pledge Agreement and such powers have not been revoked or amended in any form.

(d)	It wishes to execute this Pledge Agreement in order to accept its designation as executor of the Pledge, and to carry out all acts and tasks, that may be necessary or convenient to fulfill its obligations in its character of executor, under the terms of Article 204 of the Securities Market Law (Ley del Mercado de Valores, “LMV” for its acronym in Spanish), other applicable laws and regulations, and under this agreement.

THEREFORE, and in consideration of the foregoing, the parties agree to the following:

ARTICLES

ARTICLE 1. Definitions. Unless they are defined in any other form in this Pledge Agreement, the capitalized terms will have the meaning set forth in the Guarantees Global Agreement and in the Master Agreement, their Supplement and Confirmations (such meanings will be likewise applicable to the singular and plural forms).

For effects of this Agreement, the following terms have the following meanings:

“Creditor of the Guarantee” means the Party that haves the right to be granted a guarantee pursuant to the Global Agreement, or, maintains Granted Assets in Guarantee of the other Party.

“Assets Granted in Guarantee” means the Eligible Assets that are granted in Pledge from time to time under the terms of this Pledge Agreement.

“Exhibit A” means the Exhibit A to the Guarantees Global Agreement.

“Meeting” means, as applicable a shareholders meeting or holders of the Issuer meeting.

“Meeting Notice” means the written notice or call issued by the entity or empowered person of the Issuer or the common representative in its case, for a Meeting that will have to be presented by the Debtor of the Guarantee to the Creditor of the Guarantee substantially in the same terms of the Exhibit 1.

“BMV” means Bolsa Mexicana de Valores, S.A. de C.V.

“Pledge Agreement” means the Securities Pledge Agreement.

“Guarantees Global Agreement” means the Global Agreement to Grant Guarantees In Connection with Derivative Financial Instruments described in Representation I(a) of this Pledge Agreement, as well as its Exhibits.

“Master Agreement” means the Master Agreement for Derivative Financial Instruments described in Representation I(a) of this Pledge Agreement, the Supplement, Exhibits and Confirmations of the same.

“Pledge Account” mean the account given by the Part acting as Creditor of the Guarantee in Exhibit A or as agreed in writing by the Parties in a separate document for the transfer of the Eligible Assets kept with Indeval, Mexico´s Central Bank (Banco de México) or any other securities depository or any other account that the Part acting as Creditor of the Guarantee informs in writing to the Part acting as Debtor of the Guarantee.

“Custodian and Administrator of the Guarantee” means the Brokerage Firm or Credit Institution selected by both Parties to manage the Assets Granted in Guarantee.

“Corporate Law” means any right granted by the Securities to it holders that are nor economic and that may be exercised by the Creditor of the Guarantee on behalf of the Debtor of the Guarantee in the form and under the terms included in this Agreement.

“Option Right” means any of the rights in connection with the subscription, preference or option derived from the Securities, under the terms of Article 204 of the LMV and articles 261 and 263 of the LGTOC.

“Economic Right” means in connection with any Securities, the depreciation, refund, payment of interests, payment of dividends or other economic distribution derived from the Assets Granted in Guarantee.

“Debtor of the Guarantee” means the Party obliged to grant a guarantee under the terms of the Global Agreement, or, who has granted to the other Party Assets Granted in Guarantee.

“Business Day” means those days in which the Brokerage Firms may operate pursuant to the calendar determined by the National Banking and Securities Comission (Comisión Nacional Bancaria y de Valores).

“Executor” means the person designated as such at the beginning of this Pledge Agreement.

“Issuer” means the person who issued the Assets Granted in Guarantee

“Deposit Date” means the date on which the Creditor of the Guarantee has received the Assets Granted in Guarantee in the Pledge Account.

“Taxes and Expenses” means, jointly, all the taxes (payable as withholding or in any other form) interests, fines, surcharges, liabilities and accessories established by the Mexican tax authorities as well as the fees, commissions and reasonable and documented expenses that may be payable according to this Pledge Agreement o deriving from the same.

“Indeval” means the S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V.

“LGTOC” (for its acronym in Spanish) means Ley General de Títulos y Operaciones de Crédito (General Law of Negotiable Intruments and Credit Transactions).

“LMV”(for its acronym in Spanish) means Ley del Mercado de Valores (Securities Market Law).

“Notice of Compliance” means the notice made by the Debtor of the Guarantee to the Creditor of the Guarantee during the Peremptory Term, in which valid proof of compliance of the Guaranteed Obligations is attached; the amount of the pledge is increased or the Guaranteed Obligations have been novated or that an term extension has been granted to cure the Early Termination Cause. The Debtor of the Guarantee will send a copy of such document to the Executor, without any liability to the Executor and solely for its knowledge.

“Notice of Execution” means the written notice sent by the Creditor of the Guarantee to the Executor of the Guarantee, that shall be simultaneously sent to the Debtor of the Guarantee, and which shall be prepared substantially in the terms of Exhibit 4, certifying that an Early Termination Cause has occurred.

“Notice of Termination” means the written notice sent by the Creditor of the Guarantee to the executor, substantially in the same terms of Exhibit 3, notifying the termination of this agreement due to the fact that there are no pending Guaranteed Obligations.

“Notice of Sale” means the written notice sent by the Executor to the Debtor of the Guarantee in connection with the existence of an Execution Notice, substantially in the same terms of Exhibit 5.

“Guaranteed Obligations” means, jointly (i) the timely fulfillment of all and each of the Transactions, (ii) the fulfillment of all and each of the present and future obligations contemplated in this Pledge Agreement, the Master Agreement or the Guarantees Global Agreement and (iii) the payment of all commissions, fees, costs and expenses, reasonable and documents, paid or incurred y the Creditor of the Guarantee, and/or the Executor, in connection with the above paragraphs (i) and (ii).

“Transactions” means all and each of the derivative financial instruments executed according to Master Agreement.

“Party A” means the party designated as such at the beginning of this Pledge Agreement.

“Party B” means the party designated as such at the beginning of this Pledge Agreement.

“Peremptory Term” means the term of (1) Banking Business Day beginning on the date the Debtor of the Guarantee receives the Notice of Sale to submit a Notice of Compliance.

“Pledge” means financial Pledge pursuant to the terms of article 204 of the LMV.

“Pledge with Transfer” means Pledge in which the transfer of the ownership is agreed under the terms of Article 2, paragraph (a), subparagraph (2) of this Pledge Agreement.

“Pledge without Transfer” means Pledge in which the transfer of the ownership is not agreed under the terms of Article 2, paragraph (a), subparagraph (1) of this Pledge Agreement.

ARTICLE 2. Constitution of the Pledge. (a) In every occasion in which pursuant to the Guarantees Global Agreement, any of the Parties is considered as Debtor of the Guarantee and is obliged to grant in guarantee Securities in favor of the other Party with a Market Value equivalent to the Amount of the Guarantee, such Party pursuant to the terms of Article 204 of the LMV through this Pledge Agreement constitutes a Pledge over the Assets Granted in Guarantee in favor of the Creditor of the Guarantee. To that effect, all Assets Granted in Guarantee deposited in the Pledge Account shall be deemed as validly granted in guarantee of the Guaranteed Obligations and forms part of this Pledge. As may be agreed by the Parties from time to time in writing in connection with the Assets Granted in Guarantee, the Pledge granted in this Agreement, may be constituted as:

(1)	Pledge without Transfer. Pursuant to the second paragraph of article 204 of the LMV, through the transfer of the Assets Granted in Guarantee to the Pledge Account. In this case the Creditor of the Guarantee will have the obligations established for the lienholder, pursuant to article 338 of the LGTOC; or

(2)	Pledge with Transfer. According to the third paragraph of article 204 of the LMV, through the transfer to the Pledge Account, through the applicable procedures to Indeval or the Central Bank of Mexico, to the Creditor of the Guarantee of the ownership of the Assets Granted in Guarantee, which shall be obliged in the event the Guaranteed Obligations are totally fulfilled, to return to the Debtor of the Guarantee other Securities of the same Kind.

(b) The Pledge (whether Pledge with Transfer of Pledge without Transfer) is granted to irrevocably guarantee the Guaranteed Obligations.

As long as any Guaranteed Obligation remains outstanding or unfilled, the Debtor of the Guarantee agrees that it may not withdraw the Assets Granted in Guarantee subject to the Pledge constituted pursuant to this Pledge Agreement, except as set forth by the Master Agreement and/or the Guarantees Global Agreement. The Debtor of the Guarantee may neither give instructions to the Creditor of the Debt, or to the Executor in connection with the Assets Granted in Guarantee, except for the stipulations included in Article 4 of this Agreement.

(c) Pursuant to Article 204 of the LMV, the Debtor of the Guarantee and the Creditor of the Guarantee:

(i) designate the corresponding Executor, and it accepts to act as executor of the Pledge, under the terms of this Pledge Agreement.

(ii) in connection with its obligations with the Executor pursuant to this Pledge Agreement, each Party grants the Executor a mandate with character of mercantile commission to act on their behalf and representation pursuant to the terms of this Pledge Agreement, irrevocable while this Pledge Agreement remains in effect, so the Executor may perform any necessary act contemplated in this Pledge Agreement on behalf of the corresponding Party;

(iii) on the date in which, pursuant to the Master Agreement or the Guarantees Global Agreement, the Debtor of the Guarantee shall grant the Guarantee it will transfer or irrevocably instruct its custodian, to trespass the Assets Granted in Guarantee, in guarantee in case of the Pledge without Transfer and in ownership in case of the Pledge with Transfer, to the Pledge Account.

(d) The Parties agree that in the event the titles represented by the Assets Granted in Guarantee are exchanged, by the Issuer or by a third party for new titles, the Creditor of the Guarantee, if necessary will instruct Indeval or the corresponding securities depositary, to transfer any such new titles to the Creditor of the Guarantee to the Pledge Account (i) in guarantee in case of being Pledge without transfer or (ii) in ownership in case of being Pledge with Transfer and become subject to this Pledge, considering them for effect of this Pledge Agreement as “Assets Granted in Guarantee”.

ARTICLE 3. Obligations of the Executor. In order to fulfill the stipulations of Article 204 of the LMV, the Parties hereby expressly and irrevocably instruct the Executor, to proceed pursuant to the terms of this Pledge Agreement in order to comply with its remaining obligations pursuant to the LMV and this Pledge Agreement.

ARTICLE 4. Corporate Rights; Subscription, Distributions. (a) In case of a Pledge without Transfer:

 (i)    The parties agree that the Debtor in Guarantee will have the right to exercise all and every Corporate and Economic Right that correspond to the Assets Granted in Guarantee.

(ii) In order for the Debtor of the Guarantee to exercise the Corporate Rights, it shall give written notice to the Creditor of the Guarantee of the coming Meeting of the Issuer that has been summoned, together with a copy of the corresponding summons to the Meeting that includes the agenda that will be discussed, substantially in the terms of Exhibit 1. The Notice of the Meeting shall be given at the latest 2 (two) Banking Business Days prior to the date set for the Meeting, and shall also include the request to the Creditor of the Guarantee for it to directly issue or obtains from Indeval or from the corresponding securities depository the documents that evidence that the Assets Granted in Guarantee are deposited into the Pledge Account, in order for the Debtor of the Guarantee to appear before the Meeting and exercise, without any liability from the Creditor of the Debt or from the Executor, the Corporate Rights derived from the Assets Granted in Guarantee.

(iii) Unless otherwise agreed, if the Securities grant an Option Right that shall be exercised during the term of this Pledge Agreement, the Creditor of the Guarantee shall be obliged to exercise such right on behalf of the Debtor of the Guarantee, provided that the Debtor of the Guarantee notifies the Creditor of the Guarantee in writing, substantially in the same terms of Exhibit 2, about the existence of such Option Right and provides the Creditor of the Guarantee with the sufficient funds to exercise such Option Right with at least two (2) Banking Business Days in advance to the termination date for the exercise of the Option Right. Any value or benefit that may result from the exercise of an Option Right under the terms of this Article will be credited and delivered to the Debtor of the Guarantee on the same Banking Business Day in which it is received.

(iv) If during the term of this Pledge Agreement any exhibition over the Securities is required to be paid, whether to exercise any preference right or in case of a capital increase the Debtor of the Guarantee will be obliged to provide the Creditor of the Guarantee the necessary funds to make such contribution with at least two (2) Banking Business Days in advance to the date such payment shall be made.

(v) The Economic Rights that, in its case, accrued by the Assets Granted in Guarantee during the term of this Pledge Agreement, shall be paid to the persons that appear as holders in the records issued by the securities deposit institution in which by its nature, are deposited as of the closing of operations precisely on the immediate prior Business Day to the expiration of each interest period or to the payment of such Economic Rights, as may correspond; in the undertanding that during the terms of this Pledge Agreement, the Creditor of the Guarantee sill be obliged to reimburse to the Debtor of the Guarantee the product of the Economic Rights of the Shares and Securities interests object of the transaction.

(b) In case of being Pledge with Transfer:

(i) The parties agree that the Debtor of the Guarantee will have the right to exercise the Economic Rights. The Corporate Rights that correspond to the Assets Granted in Guarantee will be exercised by the Creditor of the Guarantee, unless otherwise agreed.

(ii) Article 4(a), subparagraphs (iii) and (iv) shall apply to the Pledge with Transfer.

For all the events pointed out un this Article 4, paragraphs (a) and (b) above, the Debtor of the Guarantee may exercise its Corporate Rights (except as set forth in subparagraph 4(b)(i) above) and Economic Rights, unless an Early Termination Event existed or continued to exist according to the Master Agreement and/or a breach of any kind of the Guaranteed Obligations caused by the Debtor of the Guarantee; in such case the Debtor of the Guarantee hereby agrees that the Corporate and Economic Rights corresponding to the Assets Granted in Guarantee will be exercised by the Creditor of the Guarantee.

In the event an Early Termination Event and/or a breach of any kind of the Guaranteed Obligations existed, (1) any depreciations or interests derived from the same or form the additional Option Right will be subject to this Pledge, and for the effects of this Pledge Agreement will be considered as “Assets Granted in Guarantee”, and (2) regarding the cash resulting from such depreciation, payment of interests or exercise of an Option Right, the Debtor of the Guarantee and the Creditor of the Guarantee agree that such cash will be pledged with the Creditor of the Guarantee, under the terms of Articles 334, fraction IV, 335 and the last paragraph of Article 336 of the LGTOC.

The Creditor of the Guarantee will notify the Executor of such Early Termination Event if the proceeding pointed out in Article 8 has begun.

The parties agree that the Creditor of the Guarantee and the Executor are hereby released of any liability that may arise if the Debtor of the Guarantee does not deliver the funds whether to exercise any preference right or its case, to subscribe a capital increase pursuant to this Article 4, except for acts or omissions grossly negligent or in bad faith by the Executor or the Creditor of the Guarantee. It is expressly agreed that the Creditor of the Guarantee as well as the Executor are released of all and any liability that may arise or that arises from exercising the Corporate Rights, Economic Rights, Option Rights or any other rights over the Assets Granted in Guarantee.

ARTICLE 5. Term of the Pledge. The pledge will remain in full force and effect at all times, until every and each of the Guaranteed Obligations have been wholly fulfilled, to the satisfaction of the part acting as Creditor of the Guarantee and until the Creditor of the Debt delivers a Notice of Termination to the Executor; in such came this Pledge Agreement will be terminated and the Creditor of the Debt will transfer the Assets Granted in Guarantee to the account indicated by the Debtor of the Guarantee.

ARTICLE 6. Novation, Amendment, Etc. The Pledge contemplated hereby will not constitute novation, amendment payment, or payment in kind of the Guaranteed Obligations.

ARTICLE 7. Positive and Negative Obligations. As long as any amount payable in connection with the Guaranteed Obligations remains outstanding or the Guaranteed Obligations have not been fulfilled, each Party that acts as Debtor of the Guarantee:

(a)	Is obliged to sign and deliver the necessary documents and instruments, and to carry out any other action that may be necessary, as may be reasonably requested by the Creditor of the Guarantee, in order to protect the constituted Pledge according to this Pledge Agreement and to allow the Creditor of the Guarantee to exercise its rights under the terms of this Pledge Agreement;

(b)	Shall refrain from any sale or granting any option over the Assets Granted in Guarantee, o from creating or allowing the existence of any encumbrance or limitation in ownership in connection to any of the Assets Granted in Guarantee, except for the Pledge constituted hereby; and

(c)	Is obliged to grant Eligible Assets as may be required pursuant to the Master Agreement and the Guarantees Global Agreement.

ARTICLE 8. EXECUTION. (a) Each Party that acts as Debtor of the Guarantee hereby authorizes and expressly and irrevocably instructs the Executor to, in the event of an Early Termination Event, pursuant to the Master Agreement, proceed to the extrajudicial sale of the Assets Granted in Guarantee under the terms of this Article 8.

(b) Pursuant to Article 204 of the LMV, the Parties agree that in the assumption in their capacity of Debtor of the Guarantee i) breaches any of the Guaranteed Obligations at its expiration; or ii) does not reconstitute or increase the Assets Granted in Guarantee under the terms of the Master Agreement and the Guarantees Global Agreement; the Creditor of the Debt by itself or through the Custodian and Administrator of the Guarantee will notify such circumstance to the Executor, through a Notice of Execution in which the necessary amount to cover the Guaranteed Obligations will be determined, without any obligation of the Executor to verify the existence or legitimacy of the cause; and will request the Executor to carry out the sale of the extrajudicial of the Assets Granted in Guarantee. In such event, the Parties, and especially the Debtor of the Guarantee authorize and expressly and irrevocably instruct the Executor to proceed to the extrajudicial sale of the Assets Granted in Guarantee pursuant to the execution procedure described below:

(i) The Creditor of the Guarantee or the Custodian and Administrator of the Guarantee will trespass the Assets Granted in Guarantee as soon as possible, but no later than the following Business Day in which the Executor receives the Notice of Execution, to the applicable account indicated by the Executor in Indeval or at the Securities Depository.

(ii) The Creditor of the Guarantee, through the Executor, or in its case, the Custodian or the Administrator of the Guarantee through the Executor, will give a Notice of Sale to the Debtor of the Guarantee (or its successors, in its case), substantially in the same terms of Exhibit 5, as soon as possible, but in no event later than the following Business Day in which the Executor receives the Notice of Execution.

(iii) The Debtor of the Guarantee will have the Peremptory Term to cure the Early Termination Event alleged in the Notice of Sale, solely showing the outstanding amount or the document that proves the extension of the term or the novation of the obligation or the receipt of delivery to the Creditor of the Guarantee, or demonstrating the constitution of the remaining guarantee, and to submit in writing to the Creditor of the Guarantee a Notice of Compliance substantially in the same terms of Exhibit 6. A copy of such Notice of Compliance of the Debtor of the Guarantee will be sent to the Executor, without any liability for the latter, and solely for its knowledge. In the event the Executor receives a copy of the Notice of Compliance, the Creditor of the Guarantee shall confirm in writing to the Executor if the obligations have been fulfilled, amended or novated, and will inform the Executor if it needs or not, to continue with the proceeding described in this Article.

(iv) All Notices of Execution, Notices of Sale or Notices of Compliance shall always be made before a public notary and filed precisely at the addresses provided for in this Pledge Agreement, or such addresses notified in writing by the Parties for such effects.

The formal notice shall be made to the Debtor of the Guarantee its representative, or in their absence, with the person found at the address. In the event no one is found at the address mentioned in the signature sheet of this Pledge Agreement or if there is someone but refuses to receive the notice referred above, the public notary will write down such circumstance in the formal notice, and will leave the notice at such address.

(v) If the Debtor of the Guarantee has not cured the Early Termination Event alleged in the corresponding Notice of Sale to the complete satisfaction of the Creditor of the Guarantee, or if the Creditor of the Guarantee has not confirmed the Notice of Compliance within the Peremptory Term and in the form provided in this Article 8, the Executor will proceed to immediately begin with the extrajudicial sale of the Assets Granted in Guarantee through the BMV if the Assets Granted in Guarantee are listed in it, or in the securities market in which the authorized securities market intermediaries participate depending on the place these are negotiated or even in over the counter (“OTC”) market, in the cases in which it results necessary according to the nature or situation of the Assets Granted in Guarantee, in one or several simultaneous or successive acts, up to the amount that results necessary to fulfill the totality of the Guaranteed Obligations outstanding as of that moment and other concepts included in Article 9 of this Pledge Agreement, and to use the product of the sale in the order and in conformity with the stipulations of such Article 9.

(c) In order to proceed with the extrajudicial sale of the Assets Granted in Guarantee under the terms of this Pledge Agreement the Debtor of the Guarantee and the Executor are obliged to carry out all acts and tasks that may result necessary or convenient with Indeval, the Custodian and Administrator of the Guarantee or with any other individual or legal entity, private or governmental, in order to receive promptly the product of the respective sales for the purpose of this Pledge Agreement, and to carry out the trespass of the Assets Granted in Guarantee that might have been sold in the BMV or in the stock market or OTC market in which they are negotiated from the Pledge Account to the other(s) account(s) of the acquirer of the same, provided that there are no outstanding payments to be made in favor of the Executor.

Unless the Executor receives written instructions to the contrary by the Creditor of the Debt, the Executor shall maintain the sale position of the Assets Granted in Guarantee through the BMV or in the stock market or OTC market in which they are listed, until the sale of the same under the terms of this Pledge Agreement the LMV and respecting the common market practices has been made.

(d)               In connection with the acts pointed out in this Article 8, the Creditor of the Debt and the Executor shall act reasonably, but in no event the Creditor of the Guarantee or the Exceutor will be responsible for the loss or undermining that may be caused in connection with the Assets Granted in Guarantee, resulting from acts performed under this Article.

(e)               The Executor shall act with strict adherence to this Pledge Agreement (and, if done so, will be released from any liability with any of the parties to this Pledge Agreement), but the Executor will not be obliged to verify the powers of the Creditor of the Debt to exercise its rights under the Master Agreement and the Guarantees Global Agreement, nor will it be responsible for the exercise of such rights by the Creditor of the Guarantee.

(f)                The Debtor of the Guarantee and the Creditor of the Guarantee accept that the Executor will solely be obliged to carry out the sale of the Assets Granted in Guarantee in the BMV or in the stock market or OTC market in which they are listed, without guaranteeing the result of the sale nor the price that will be obtained from the same, and not being responsible for the consequences that could be caused to the parties. All costs, legal and notarial fees and reasonable documented expenses caused or incurred by the Executor, in connection with the performance of its tasks under this Pledge Agreement (or any procedure in which it might be involved as a result of the performance of such tasks) will be on account of the Debtor of the Guarantee.

(g)               The failure of the Creditor of the Guarantee to act according to the rights provided in this Pledge Agreement, in no event will have the effect of a waiver of such rights, nor the singular or partial exercise of any right derived from this Pledge Agreement by the Creditor of the Guarantee excludes the exercise of any other right, power or privilege.

(h)               The Parties hereby release and are obliged jointly and severally, to indemnify, reimburse the costs, expenses and reasonable legal fees and hold harmless the Executor and its officers, executives, directors, employees, attorneys in fact or agents, of any liability derived from acts or omissions of the Executor, resulting from the compliance with the instructions given in adherence to the stipulations of this Pledge Agreement by the Debtor of the Guarantee or the Creditor of the Guarantee, as the case may be as well as from any liabilities deriving from the necessary acts to carry out the extrajudicial executions of the Assets Granted in Guarantee pursuant to the proceeding established in this Agreement; likewise the Debtor of the Guarantee and the Creditor of the Guarantee release the Executor of any liability, in the event the Executor can´t carry out the sale of the Assets Granted in Guarantee because their listing in the BMV or its registry in the National Registry of Securities (Registro Nacional de Valores) have been cancelled; provided that (i) the Executor shall be responsible in the events they acted (through its officers or representatives) with malice, bad faith or negligence, (ii) the Executor will only be released and indemnified and held harmless, if it notifies the Debtor of the Guarantee or the Creditor of the Guarantee of any action or claim initiated against it as soon as it becomes aware of their existence, (iii) the Executor will not be able to execute judicial agreements or agree liquidation terms in any action brought against it except with the consent of the Debtor of the Guarantee and Creditor of the Guarantee, which will not be denied except for reasonable reasons that cause a detriment or economic impact to any Party and (iv) such indemnification will only include the payment of damages suffered directly by the Executor.

As prescribed by subparagraph (ii) of Article 2 of this Pledge Agreement, each of the Parties acting as Debtor of the Guarantee, hereby grants an irrevocable mandate in favor of the Executor with mercantile commission character, to perform all and every act described in this Article by itself in compliance with the obligations acquired in is condition of Executor of the Pledge under the terms of this Agreement, and in the event the assumptions included in this Article occur, as well as those acts that may be necessary or convenient, aiming at carrying out the extrajudicial sale of the Securities and applying the product of such sale pursuant to these terms, as well as to give orders to Indeval or the corresponding securities depositary for the required trespasses in connection with the sale of Securities. Furthermore, the Executor hereby accepts the irrevocable mandate with mercantile commission character referred to above in order to exercise it under the conferred terms.

ARTICLE 9. Application order of sales product of the Assets Granted in Guarantee. (a) The parties expressly agree that the product of the sale of the Assets Granted in Guarantee shall be applied by the Executor in the following order and form, without the need of previous instructions, or judicial resolution thereof:

(i)	To the payment of all reasonable fees and commissions of the Executor, of the reasonable expenses truly paid by the Executor, including the corresponding to the expenses that any Notice of Execution or Notice of Sale cause provided that the Executor shall provide the Creditor of the Guarantee with a proof of such fees and commissions and furthermore, in the understanding, that if the amounts obtained from a sale pursuant to this Article 9 are insufficient the Debtor of the Guarantee will pay such fees and commissions to the Executor.

(ii)	To the payment of all expenses, commissions and feed caused by the sale of the Assets Granted in Guarantee, different from those paid by the Executor, including reasonable expenses and legal fees;

(iii)	To the payment of all expenses, commissions, fees and costs paid or incurred by the Creditor of the Guarantee, and that are notified in writing to the Executor by latter, in addition of the payment of all outstanding amounts pursuant to the Master Agreement and the Guarantees Global Agreement, including default interests, ordinary interests and the sum of the principal (in that order) of the Guaranteed Obligations; and

(iv)	The remaining, if any, will be delivered to the Debtor of the Guarantee.

(b) Notwithstanding the foregoing, in the event the product of the sale of the Assets Granted in Guarantee is not enough to cover the amount due by the Debtor of the Guarantee in whole to the Creditor of the Guarantee and the Executor pursuant to this Pledge Agreement, the Creditor of the Guarantee and the Executor reserve the right that each of them may exercise to receive the total payment of any such amounts.

ARTICLE 10. Redemption of the Assets Granted in Guarantee in the event of Cancellation. (a) In the event the Issuer for any reason cancels all or some of the Assets Granted in Guarantee or the Issuer agrees to divide or reclassify the Assets Granted in Guarantee in various series or classes, or the terms stipulated in the titles that represent the Assets Granted in Guarantee are amended, the Debtor of the Guarantee will immediately inform this in writing to the Creditor of the Guarantee and to the Executor, and immediately thereafter, the Creditor of the Guarantee will proceed to redeem the titles or representative certificate that are issued and to trespass the new titles or certificates to the Pledge Account, through the Indeval or corresponding securities depository, which shall not imply novation with respect to this Agreement of the Guaranteed Obligations. By sending the new titles or representative certificates of the new Assets Granted in Guarantee to the Pledge Account, such Securities will be subjected to this Pledge and will be considered as Assets Granted in Guarantee.

(b) In the event the Assets Granted in Guarantee are no longer registered in the National Registry of Securities and/or are no longer listed in the BMV, the Debtor of the Guarantee shall, within the two (2) Banking Business Days following the date in which such Securities are no longer registered in the National Registry of Securities and/or are no longer listed in the BMV, (i) grant Pledge over any other Securities of any other issuer that are registered in the National Registry of Securities, as long as the Creditor of the Guarantee accepts reo receive such Securities through a writing addressed to the Debtor of the Guarantee with a copy to the Executor, in which case it will immediately trespass the new Securities to the Pledge Account; or (ii) grant other type of guarantee to the entire satisfaction of the Creditor of the Guarantee; in this case the Assets Granted in Guarantee will be reintegrated to the Debtor of the Guarantee.

ARTICLE 11. Assets Granted in Additional Guarantee; Return of Assets Granted in Guarantee. (a) In the event that under the Master Agreement and the Guarantees Global Agreement the Eligible Asses of this Pledge are affected, all the Assets Granted in Guarantee to the Creditor of the Guarantee pursuant to this Pledge Agreement or to the Master Agreement and Guarantees Global Agreement, will be subject to the stipulations of this Pledge Agreement. Any of such Eligible Assets shall be considered, for effects of this Pledge Agreement as “Assets Granted in Guarantee” and it will be enough in order for them to be considered affected by this Pledge Agreement to deliver the Assets Granted in Guarantee pursuant to this Pledge Agreement to the Creditor of the Guarantee and a written notice describing the Assets Granted in Guarantee by the Debtor of the Guarantee shall delivered. Every time new Eligible Assets are granted in guarantee and are considered Assets Granted in Guarantee, it will be necessary for the Debtor of the Guarantee to deliver a new written notice to the Creditor of the Guarantee describing the new Assets Granted in Guarantee.

(b) The Debtor of the Guarantee, by delivering the Eligible Assets in guarantee under the terms of this Pledge Agreement, is considered to make, with respect to the rest of the parties the same representations, mutatis mutandis, as those included in the Representation I of this Pledge Agreement.

(c) In the event pursuant to the terms of the Master Agreement, the Debtor of the Guarantee has a right to receive a Refund Amount, such amount will be requested to the Creditor of the Guarantee.

ARTICLE 12. Substitution of the Executor. If the Executor could not carry out its tasks as executor according to the terms included herein, by any reason, including, any circumstance that may present a conflict of interest to fulfill the position of Executor, the Executor shall immediately notify such situation to the Creditor of the Guarantee and the Debtor of the Guarantee. The Parties hereby agree that the Creditor of the Guarantee may designate a new executor, with the previous authorization in writing by the Debtor of the Guarantee, which shall comply with this Pledge Agreement, and which, as of that date will be considered as the Executor for effects of this Pledge Agreement; provided that (i) such designation shall fall in an institution authorized to act as such and that is not a party of the group to which the Parties are part of, (ii) the Executor may not discontinue its functions under this agreement, but when the new executor accepts its designation, except when continuing with its designation results illegal or impossible for the Executor, (iii) the Parties will pay the Executor the costs and reasonable and documented expenses spent by the Executor in connection with the substitution and (iv) furthermore, the Parties will pay the fees of the new Executor.

ARTICLE 13. Taxes and Expenses. (a) The Taxes and Expenses will be covered by each Party of by the Party who acted as Debtor of the Guarantee, as the case may be, as follows:

(i)	The Taxes and Expenses related to the preparation, execution and compliance or amendment of this Pledge Agreement will be paid by each Party, in equal parts; and

(ii) In the event of execution of this Pledge Agreement and/or the sale of the Assets Granted in Guarantee by the Executor, pursuant to this Pledge Agreement, the Taxes and Expenses will be borne exclusively by the party who acted as Debtor of the Guarantee.

(b) The Debtor of the Guarantee will indemnify and hold harmless the Creditor of the Guarantee and the Executor of the Taxes and Expenses that may be demanded from the Creditor of the Guarantee and/or the Executor or payable with respect to the transactions included herein.

ARTICLE 14. Notices. All notices and any other communication that shall be given pursuant to this Pledge Agreement shall be in writing and delivered to each party (or to the parties pointed out in this Pledge Agreement) at the addresses included in the signature page hereby (with the copies established in the same); provided that the notices given by the Creditor of the Guarantee to the Executor and Debtor of the Guarantee pursuant to Article 8, as well as those from the Debtor to the Executor shall be given personally and in Banking Business Days. The notices and communications will be considered as delivered, once the party that receives them confirms such reception in writing via fax or, in the event of being delivered at the corresponding address, at the moment of delivery to any officer or person who receives the notice.

ARTICLE 15. Commissions of the Executor. (a) The Executor will receive the following amounts of money:

a)	For the acceptance of its positions as Executor, the amounts of money agreed with each Party in the Services Agreement executed with each Party or, in its absence the amount of $15,000.00 (FIFTEEN THOUSAND PESOS 00/100 MEXICAN CURRENCY) payable on the signature date hereof.

b)	The Executor will receive as compensation for its services derived from the execution and extrajudicial sale of the Assets Granted in Guarantee from the Debtor of the Guarantee the following:

1.	In the event the guarantee is formed by representative shares of the capital stock of Investment Companies or by securities issued, endorsed or guaranteed by the Federal Government or by any banking institution, the highest amount of the following: (i) the amount that results from applying the 0.25% over the amount of the sale of the guarantee; or (ii) the amount of 10,000 UDIS ((ten thousand Investment Units (“UDIS” for its acronym in Spanish).

2.	When the guarantee is formed by any other security different to those mentioned in the above paragraph, the amount that results the highest from: (i) the amount that results of applying the 0.70% over the amount of the sale of the securities granted in guarantee; or (ii) the amount of 10,000 UDIS (10 thousand Investment Units).

These Commissions will be paid from the product of the sale of the Assets Granted in Guarantee pursuant to Article 8.

(b) The amount of the sums payable to the Executor will have preference over any other outstanding amount in connection with the Guaranteed Obligations.

ARTICLE 16. Assignment. The rights and obligations under this Pledge Agreement may not be assigned nor transferred to third parties, without the previous written consent of all parties of this Pledge Agreement (except as set forth in Article 12 hereby).

ARTICLE 17. Exhibits. All Exhibits to this Pledge Agreements are an integral part of the same, as if they were literally inserted hereby.

ARTICLE 18. Interpretation. In the event of discrepancy between the stipulations of the Master Agreement including the Supplement and this Pledge Agreement, this Pledge Agreement will prevail.

ARTICLE 19. Counterparts. The parties may execute this Pledge Agreement in various counterparts, each of which will be considered an original in connection to the party that subscribed it, and jointly will form one document.

ARTICLE 20. Applicable Law. This Pledge Agreement will be governed and construed in accordance to the Mexican laws.

ARTICLE 21. Jurisdiction. The parties hereby expressly and irrevocably agree that all controversies derived from the interpretation and compliance of this Pledge Agreement will be solved definitely pursuant to the Arbitration Rules of the Mexican Arbitration Center (“CAM” for its acronym in Spanish) by an arbitration court formed by three (3) arbitrators. The arbitration shall be in Spanish and will take place in Mexico City. The designation of the arbitrators will be made according to the Arbitration Rules of the CAM.

The parties expressly and irrevocably waive to the jurisdiction of any federal or local court, or to any other jurisdiction that may correspond them by reason of their addresses, present or future, or by any other reason.

All costs and fees derived from the arbitration (including the fees of the CAM, of the arbitrators and lawyers of the parties, as well as any other cost derived from the arbitrations) shall be borne by the losing party.

This Pledge Agreement is executed in Mexico, Federal District, on the 2nd day of June, 2015.

PARTY A: Banco Santander (Mexico), S.A., Institución de Banca Múltiple, Grupo Financiero Santander.	PARTY B: Aeroinvest, S.A. de C.V. [Illegible signature]
By: Francisco Mejía Ortega Alfonso Vázquez Moreno Position: Attorneys in Fact	By: Víctor Humberto Bravo Martín Position: Attorney in Fact
Address: Prolongación Paseo de la Reforma No. 500, Col. Lomas de Santa Fe, 01219, Mexico, Federal District	Address: Blvd. Manuel Ávila Camacho No. 36, Piso 15, Col. Lomas de Chapultepec, 11000, Mexico, Federal District
Phone: 5257 8000, ext. 47187 and 47188	Phone: 52729991
Fax: 5257 8022	Fax: ---
Attention: Operations Executive Direction	Attention: Gabriel Concha

EXECUTOR: Monex Casa de Bolsa, S.A. de C.V., Monex Grupo Financiero

By:_______________________________

Name: Fernando Vizcaya Ramos
Title: Attorney in Fact

Address: Varsovia No. 36, Piso 5, Col. Juárez, 06600, Mexico, Federal District
Phone: 5231 0068

Fax: 5231 0175

Attention: Fernando Vizcaya Ramos

EXHITIBIT 1

NOTICE OF MEETING

[_________] [___], 20[__]

[Creditor of the Guarantee]

Mexico, Federal District

Dear Sirs:

We make reference to the Financial Pledge Agreement (the “Pledge Agreement”) dated as of ______________________, 2015, between ____________________ and Monex Casa de Bolsa, S.A. de C.V., Monex Grupo Financiero as executor (hereinafter the “Executor”).

Capitalized terms used herein will have the meaning set forth in the Pledge Agreement, unless otherwise agreed herein to the contrary.

Pursuant to subparagraph (a)(ii) of Article 4 of the Pledge Agreement, the Debtor of the Guarantee hereby notifies you, that at [__:___] o´clock of the ____th day of ________ 20[__] a [general ordinary extraordinary or special] shareholders meeting of the Issuer will take place, according to the Agenda included in the summon to the meeting that is attached hereto as Sole Exhibit.

The aforementioned in order for you to directly issue or obtain from INDEVAL or from the corresponding Securities depository the documents that evidence that the Assets Granted in Guarantee are deposited in INDEVAL or with the corresponding Securities depository in the Pledge Account, in order for the Debtor of the Guarantee to attend to such meeting and exercise without liability of the Creditor of the Guarantee or of the Executor the Corporate Rights derived from the Assets Granted in Guarantee.

The Debtor of the Guarantee hereby certifies that no Early Termination Event has occurred, nor the Debtor of the Guarantee has received a Notice of Execution under the Pledge Agreement or any other notice that indicates that an event of default has occurred under the Transactions.

Regards,

[__________________]
[Debtor of the Guarantee]

Exhibit: Notice of Meeting

EXHIBIT 2

NOTICE OF OPTION RIGHT

[___________][____], 20[__]

[Creditor of the Guarantee]

Mexico, Federal District

Dear Sirs:

We make reference to the Financial Pledge Agreement (the “Pledge Agreement”) dated as of ______________________, 2015, between ____________________ and Monex Casa de Bolsa, S.A. de C.V., Monex Grupo Financiero as executor (hereinafter the “Executor”).

Capitalized terms used herein will have the meaning set forth in the Pledge Agreement, unless otherwise agreed herein to the contrary.

Pursuant to subparagraph (a)(iii) of Article 4 of the Pledge Agreement, the Debtor of the Guarantee hereby notifies you, that the securities mentioned in the Sole Exhibit of this letter grant their holder an [option, preference or an exhibition to be paid] right pursuant to the terms described in such Sole Exhibit.

The aforementioned, in order for you to exercise the Option Right for which we will timely transfer the amount of $___________________ (__________) to the account provided in writing, requesting such right to be exercised.

The Debtor of the Guarantee hereby certifies that no Early Termination Event has occurred, nor the Debtor of the Guarantee has received a Notice of Execution under the Pledge Agreement or any other notice that indicates that an event of default has occurred under the Transactions.

Regards,

[__________________]
[Debtor of the Guarantee]

Exhibit: Terms of Option Right

EXHIBIT 3

NOTICE OF TERMINATION
[__________] [__] 20[__]

[Executor]
[Debtor of the Guarantee]

Mexico, Federal District

We make reference to the Financial Pledge Agreement (the “Pledge Agreement”) dated as of ______________________, 2015, between ____________________ and Monex Casa de Bolsa, S.A. de C.V., Monex Grupo Financiero as executor (hereinafter the “Executor”).

Capitalized terms used herein will have the meaning set forth in the Pledge Agreement, unless otherwise agreed herein to the contrary.

Pursuant to Article 5 of the Pledge Agreement, the Creditor of the Guarantee hereby notifies you, that each and every Guaranteed Obligation has been wholly fulfilled to our satisfaction consequently the Pledge Agreement is terminated as of this date.

Regards,

________________________
By:
Title:

EXHIBIT 4

NOTICE OF EXECUTION
[__________][__],20[__]

[Executor]

Mexico, Federal District

Dear Sirs:

We make reference to the Financial Pledge Agreement (the “Pledge Agreement”) dated as of ______________________, 2015, between ____________________ and Monex Casa de Bolsa, S.A. de C.V., Monex Grupo Financiero as executor (hereinafter the “Executor”).

Capitalized terms used herein will have the meaning set forth in the Pledge Agreement, unless otherwise agreed herein to the contrary.

Pursuant to Article 8 of the Pledge Agreement, we hereby notify you the existence of an Early Termination Event under the Master Agreement, consisting in [___________________], consequently the Executor shall initiate the execution procedure described in Article 8 of the Pledge Agreement, pursuant to the terms of such procedure.

Therefore, the Executor will immediately proceed to the extrajudicial sale of the Assets Granted in Guarantee through the BMV or in the OTC markets at its Market Value in one or various simultaneous or successive acts, up to the amount of $__________________ or, in its case, that amount that results necessary to fulfill the totality of the Guaranteed Obligations outstanding as of that moment and remaining concepts provided in Article 9 of the Pledge Agreement, as further indicated by the Creditor of the Guarantee.

Regards,

________________________
[Creditor of the Guarantee/Custodian and Administrator of the Guarantee]
By:
Title:

Cc: To the Debtor of the Guarantee

EXHIBIT 5

NOTICE OF SALE
[_____________][__], 20[__]

[__________________________]

__________________________

Dear Sirs:

We make reference to the Financial Pledge Agreement (the “Pledge Agreement”) dated as of ______________________, 2015, between ____________________ and Monex Casa de Bolsa, S.A. de C.V., Monex Grupo Financiero as executor (hereinafter the “Executor”).

Capitalized terms used herein will have the meaning set forth in the Pledge Agreement, unless otherwise agreed herein to the contrary.

Pursuant to Article 8 of the Pledge Agreement, the Executor on behalf of the Creditor of the Guarantee, hereby notifies the Debtor of the Guarantee that it has received a Notice of Execution (which is attached hereto as Sole Exhibit) form the Creditor of the Guarantee in connection with the existence of an Early Termination Event.

Likewise, pursuant to Article 8 of the Pledge Agreement a Peremptory Term of one (1) Business Day beginning as of the notice date hereby, is established, in order for the Debtor of the Guarantee to cure such Early Termination Event, evidencing it in its case to the Creditor of the Guarantee, provided that if the Debtor of the Guarantee does not do it within such term, the Executor will proceed without any need for ratification to the extrajudicial sale of the Assets Granted in Guarantee under the terms of the Master Agreement up to the amount of the corresponding Guaranteed Obligations (that as of this date are of $______________) and various concepts contemplated in Article 9 of such Pledge Agreement, and which payment is hereby requested.

Regards,

______________________
[Creditor of the Guarantee/Custodian and Administrator of the Guarantee] and [Executor]

By:
Title:

Exhibit: Notice of Execution

EXHIBIT 6

NOTICE OF COMPLIANCE
[________________][___], 20[__]

[Creditor of the Guarantee]

Mexico, Federal District

Dear Sirs:

We make reference to the Financial Pledge Agreement (the “Pledge Agreement”) dated as of ______________________, 2015, between ____________________ and Monex Casa de Bolsa, S.A. de C.V., Monex Grupo Financiero as executor (hereinafter the “Executor”).

Capitalized terms used herein will have the meaning set forth in the Pledge Agreement, unless otherwise agreed herein to the contrary.

Pursuant to Article 8 of the Pledge Agreement, we hereby notify you the compliance on our part consisting in the exhibition of:

[__] The outstanding amount
[__] The documents that evidences the extension of the term or the novation of the obligation; or
[__] The constitution of the remaining guarantee

Consequently, we kindly request you to instruct the Executor to suspend the extrajudicial execution procedure of the Assets Granted in Guarantee.

Regards,

____________________________
Debtor of the Guarantee
By:
Title:

Cc: Monex Casa de Bolsa, S.A. de C.V., Monex Grupo Financiero
Executor (without liability and only for its knowledge)